UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 9, 2026

MITESCO, INC.

(Exact Name of Registrant as Specified in Charter)

Nevada	000-53601	87-0496850
(State or another jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

505 Beachland Blvd., Suite 1377
Vero Beach, Florida 32963

(Address of principal executive offices) (Zip Code)

(844) 383-8689

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act: None

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
N/A	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

Item 3.02 Unregistered Sales of Equity Securities

2026 Bridge financing

On April 15, 2026 Mitesco, Inc. (the “Company”) received funding from two (2) historical investors in the Company from new 2026 Bridge Notes. The 10% Original Issue Discount Convertible Promissory Notes (the “2026 Bridge Note”) with Jefferson Street Capital, LLC. and with Pinz Special Opportunities Fund, LP, have a $50,000 purchase price. The notes bear interest of 10%, and have a maturity 12 months from the date of the note. Under the terms of the notes, the Company is obligated to repay a total of $55,000 as the note includes a 10% original issue discount. The notes may be converted into common stock of the Company at $0.15 per share, subject to certain adjustments. The description of the 2026 Bridge Note and related Securities Purchase Agreement represents summaries and are qualified in their entirety by Exhibit 10.1 and Exhibit 10.2, attached hereto and incorporated herein by reference.

The 2026 Bridge Notes were sold pursuant to an exemption from registration under Section 4(a)(2) and Regulation D of the Securities Act of 1933. Securities issued in this offering have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements

Shares issued for dividends and redemptions

The Company issued the following shares to accredited Institutional investors in a transaction not involving a public offering pursuant to section 4(a)(2) of the United States Securities Act of 1933, as amended.

Series X Preferred Stock dividend payments for Q1 FY2026

The Company has 42,103 shares of its Series X Preferred stock whose total face value is $1,052,575, and which bears interest at 10% annually. The interest can be paid through the issuance of restricted common stock priced using the closing price per share on the 15th of each month. The Company will issue a total of 222,142 shares of restricted common stock for the payment of its dividends on its Series X Preferred shares for Q1 FY2026. The issuances will be as follows: Leath – 12,664 shares, Balencic – 12,664 shares, Mitchell – 12,664, Clifton – 12,664 shares, Anglo Irish – 171,486 shares.

Series A Preferred Stock redemptions for Q1 FY2026

As a part of its FY2024 Restructuring Plan the Company issued to certain holders of its notes and other securities a newly created a new Series A Amortizing Convertible Preferred Stock (the “Series A Shares” or “Series A Preferred Stock”) whose stated value is $25 per share. The Series A Shares may be converted into shares of common stock by dividing the stated value by $4.00 (the “Conversion Price”). The Series A Shares may be converted at the option of the holder at any time, or mandatorily by the Company if certain conditions set forth in the certificate of designation are met. As stipulated in the certificate of designation, unless converted, shares of Series A Preferred Stock will be redeemed by the Company, using common stock, or cash, 1/36th of the remaining amounts monthly beginning in January 2025. The cash redemption shall be 105% of the original price of the Series A Preferred Stock (as adjusted) and common stock redemption shall be at a 10% discount to the average of the five lowest closing prices over a 30-trading day period.  The Company intends to accrue the redemption shares monthly and issue any shares to be used thereunder quarterly to reduce its expense. Each of the holders has agreed not to hold at any point in time more than 4.9% of the Company’s common stock, which has served to reduce the rate of redemption for the Series A Preferred shares.

The Company issued a total of 2,922,915 shares in redemption of $201,400 of its Series A Preferred Stock for Q1. The issuances were as follows: Pinz Capital – 352,424 shares, GS Capital – 874,810 shares (reduced from allowable to stay under 5% in total holdings), Jefferson Street – 208,743 shares, AJB – 874,810 shares (reduced from allowable to stay under 5% in total holdings), Cavalry/Mercer/CM – 612,128 shares in aggregate (reduced from allowable to stay under 5% total holdings). These issuances resulted in the reduction of Series A Preferred stock of $201,400, and the remaining outstanding face value, after giving effect to these issuances of the Series A Preferred shares, is $12,927,475.

These shares of restricted stock were issued to accredited investors in a transaction not involving a public offering pursuant to Regulation D of the United States Securities Act of 1933, as amended. The securities described have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements.

As a result of these issuances, the total number of shares outstanding after these issuances is approximately 20,244,118.

Item 8.01 Other Events.

The Company issued a press release on April 9, 2026 discussing one of its new software applications, Sportzfolio. A copy of the press release is included in Exhibit 99.1 of this filing.

Item 9.01 Financial Statements and Exhibits.

Exhibits	Description
10.1	Form of 2026 Bridge Note
10.2	Form of 2026 Bridge Note Securities Purchase Agreement
99.1	Press release dated April 9, 2026
104	Cover Page Interactive Data File (formatted as Inline XBRL)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 15, 2026	MITESCO, INC.

	By:	/s/ Mack Leath
Mack Leath
Chairman and CEO

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